Exhibit 99.1

NEWS
Anadarko Names Preston M. “Pete” Geren III
to Board of Directors
HOUSTON, Oct. 6, 2009 — Anadarko Petroleum Corporation (NYSE: APC) today announced that its Board of Directors has elected Preston M. “Pete” Geren III to serve as an independent director of the company. Geren previously served as a director of the company from 2000 to 2005, resigning in order to accept an appointment as Acting Secretary of the U.S. Air Force. He most recently served as Secretary of the Army.
     “We are very fortunate that Pete has agreed to rejoin our Board,” Anadarko Chairman and CEO Jim Hackett said. “Pete’s extensive government experience as a leader of our armed forces and a former member of Congress, as well as his experience as a businessman and attorney, make him a valuable addition to the Board that I believe will serve our stakeholders well.”
     Geren, 57, was confirmed as Secretary of the Army in July 2007 and served until Sept. 16, 2009. Prior to that appointment, Geren served as Under Secretary of the Army from February 2006 until he was named Acting Secretary of the Army in March 2007. Geren served as Acting Secretary of the Air Force from July to November 2005. Geren joined the Department of Defense in September of 2001 to serve as Special Assistant to the Secretary of Defense with responsibilities in the areas of inter-agency initiatives, legislative affairs and special projects. Prior to joining the Department of Defense, he was an attorney and businessman in Ft. Worth, Texas. From 1989 until his retirement in 1997, Geren was a member of the U.S. Congress, representing the 12th Congressional District of Texas for four terms. In 1997, he was appointed to the Board of Directors of Union Pacific Resources (UPR), where he served until UPR was acquired by Anadarko in 2000, at which time he joined Anadarko’s Board.
     Geren was appointed to a term expiring in 2010, at which time he will be subject to election by Anadarko’s stockholders. He will serve on the Board’s Compensation and Benefits Committee and its Nominating and Corporate Governance Committee.
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2008, the company had approximately 2.3 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.
# # #
Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Matt Carmichael, matt.carmichael@anadarko.com, 832.636.2845
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434
Dean Hennings, dean.hennings@anadarko.com, 832.636.2462